                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-87333
--------------------------------------------------------------------------------
Rate Supplement
American Business Financial Services, Inc.
Investment Notes:

Prospectus Supplement Dated July 8, 2000


                   American Business Financial Services, Inc.




-------------------------------------------------------------------------------------------------------
       TERM            RATE          ANNUAL YIELD*         BONUS        BONUS RATE         BONUS YIELD*
-------------------------------------------------------------------------------------------------------
      3-5 mos.         8.00%             8.32%               --              --                  --
     6-11 mos.         9.00%             9.41%               --              --                  --
    12-17 mos.         9.95%            10.46%              .25%          10.20%              10.73%
    18-23 mos.        10.10%            10.62%              .25%          10.35%              10.90%
    24-29 mos.        10.20%            10.73%              .25%          10.45%              11.01%
    30-35 mos.           --                --                --           11.75%              12.46%
    36-47 mos.        10.60%            11.18%              .25%          10.85%              11.45%
    48-59 mos.        10.90%            11.51%              .25%          11.15%              11.79%
    60-83 mos.        11.75%            12.46%              .25%          12.00%              12.74%
   84-119 mos.        11.30%            11.96%              .25%          11.55%              12.24%
      120 mos.        11.90%            12.63%              .25%          12.15%              12.91%

-------------------------------------------------------------------------------------------------------





Minimum for Investment Notes $100,000.

Please call (800) 776-4001 for more information.


                                                                                              [ABFS LOGO]


--------------------------------------------------------------------------------           BalaPointe Office Centre
AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).             111 Presidential Boulevard
--------------------------------------------------------------------------------            Bala Cynwyd, PA  19004
*The Effective Annual Yield assumes all interest remains invested for 365 days.

American Business Financial Services, Inc. is a publicly traded Company (NASDAQ:
ABFI). An offer can only be made by the Prospectus dated October 15, 1999                       2255 Glades Road
delivered in conjunction with this Rate Supplement dated July 8, 2000. See                          Suite 311E
"Risk Factors" in the Prospectus for a discussion of certain factors which                     Boca Raton, FL 33431
should be considered in connection with an Investment in the Notes. Interest is             2425 East Camelback Road
compounded daily based on a 365-day year.
                                                                                                  Suite 1065
Subordinated Investment Notes represent obligations of the Company and are not                Phoenix, AZ 85016
certificates of deposit or insured by the FDIC or any governmental or private
entity. This announcement is neither an offer to sell nor a solicitation of an                www.abfsonline.com
offer to buy Subordinated Investment Notes. This offer is made by prospectus only. The rates are available through July 16, 2000. These rates are available to residents of the following states: AZ, CA, CO, HI, IA, ID, KS, MN, MO, MT,
ND, NM, NV, OK, OR, UT, WA, WY.






                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-87333
--------------------------------------------------------------------------------
Rate Supplement
American Business Financial Services, Inc.
Investment Notes:

Prospectus Supplement Dated July 8, 2000

                   American Business Financial Services, Inc.






-------------------------------------------------------------------------------------------------------
       TERM            RATE          ANNUAL YIELD*         BONUS        BONUS RATE         BONUS YIELD*
-------------------------------------------------------------------------------------------------------
      3-5 mos.         8.00%             8.32%               --              --                  --
     6-11 mos.         9.00%             9.41%               --              --                  --
    12-17 mos.         9.95%            10.46%              .25%          10.20%              10.73%
    18-23 mos.        10.10%            10.62%              .25%          10.35%              10.90%
    24-29 mos.           --                --                --           11.75%              12.46%
    30-35 mos.        10.35%            10.90%              .25%          10.60%              11.18%
    36-47 mos.        10.60%            11.18%              .25%          10.85%              11.45%
    48-59 mos.        10.90%            11.51%              .25%          11.15%              11.79%
    60-83 mos.        11.75%            12.46%              .25%          12.00%              12.74%
   84-119 mos.        11.30%            11.96%              .25%          11.55%              12.24%
      120 mos.        11.90%            12.63%              .25%          12.15%              12.91%

-------------------------------------------------------------------------------------------------------







Minimum for Investment Notes $100,000.


Please call (800) 776-4001 for more information.

                                                                     [ABFS LOGO]


--------------------------------------------------------------------------------      BalaPointe Office Centre
AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).        111 Presidential Boulevard
--------------------------------------------------------------------------------       Bala Cynwyd, PA  19004

*The Effective Annual Yield assumes all interest remains invested for 365 days.            2255 Glades Road
                                                                                              Suite 311E
American Business Financial Services, Inc. is a publicly traded Company (NASDAQ:          Boca Raton, FL 33431
ABFI). An offer can only be made by the Prospectus dated October 15, 1999
delivered in conjunction with this Rate Supplement dated July 8, 2000. See              2425 East Camelback Road
"Risk Factors" in the Prospectus for a discussion of certain factors which                    Suite 1065
should be considered in connection with an Investment in the Notes. Interest is           Phoenix, AZ 85016
compounded daily based on a 365-day year.
                                                                                          www.abfsonline.com
Subordinated Investment Notes represent obligations of the Company and are not certificates of deposit or insured by the FDIC or any governmental or private entity. This announcement is neither an offer to sell nor a solicitation of an offer to buy Subordinated Investment Notes. This offer is made by prospectus only. These rates are available to residents of the following states: AL, AR,
CT, DE, FL, GA, IL, IN, KY, MA, MD, ME, MI, MS, NC, NH, NJ, NY, OH, PA, RI, SC,
TN, TX, VA, VT, WI, WV.


